EXHIBIT 99.2

Government Trust 1-D

Financial Statements as of

December 31, 2003 and

Independent Auditors’ Report

Deloitte & Touche LLP Two World Financial Center New York, NY 10281-1414 USA Tel: +1 212 436 2000 Fax: +1 212 436 5000 www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

Government Trust 1-D

We have audited the accompanying balance sheet of Government Trust 1-D (the “Trust”) as of December 31, 2003, and the related statements of income, cash flows and changes in Trust balance for the year then ended. These financial statements are the responsibility of the management of the Trust. Our responsibility is to express our opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of the securities that the Depository was holding as of December 31, 2003 for the account of the Government of Israel, for the purpose described in Note 4 of the notes to financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Trust at December 31, 2003, and the results of its operations, cash flows and changes in Trust balance for the year then ended in conformity with accounting principles generally accepted in the United States of America.

March 5, 2004

Member of

Deloitte Touche Tohmatsu

GOVERNMENT TRUST 1-D

BALANCE SHEET

DECEMBER 31, 2003

ASSETS

LOAN NOTE RECEIVABLE, AT AMORTIZED COST, INCLUSIVE OF UNAMORTIZED PREMIUM OF $5,846,892	$946,665,892

ACCRUED INTEREST RECEIVABLE	14,771,120

TOTAL	$961,437,012

LIABILITIES AND TRUST BALANCE

ACCRUED EXPENSES PAYABLE	$11,369

TRUST BALANCE—Comprised of owners’ equity in Government Trust Certificates	961,425,643

TOTAL	$961,437,012

See notes to financial statements.

GOVERNMENT TRUST 1-D

STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2003

INTEREST INCOME ON THE LOAN NOTE	$97,280,708
TRUSTEE FEES AND OTHER EXPENSES	(75,727)

NET INCOME	$97,204,981

See notes to financial statements.

GOVERNMENT TRUST 1-D

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2003

CASH FLOWS FROM OPERATING ACTIVITES:
Principal received on the Loan Notes	$137,143,000
Interest received on the Loan Notes	98,516,118
Trustee fees and other expenses paid	(77,360)

Net cash flows from operating activities	235,581,758

CASH FLOWS USED IN FINANCING ACTIVITIES—
Distributions to certificate owners	(235,581,758)

Net cash flows used in financing activities	(235,581,758)

NET INCREASE IN CASH	—

CASH BALANCE—Beginning of year	—

CASH BALANCE—End of year	$—

See notes to financial statements.

GOVERNMENT TRUST 1-D

STATEMENT OF CHANGES IN TRUST BALANCE

YEAR ENDED DECEMBER 31, 2003

Trust Balance, January 1, 2003	Net Income	Distributions to Certificate Owners	Trust Balance, December 31, 2003
$1,099,802,420	$97,204,981	$(235,581,758)	$961,425,643

See notes to financial statements.

GOVERNMENT TRUST 1-D

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003

1.	ORGANIZATION AND OPERATIONS

Government Trust 1-D (the “Trust”) is a limited purpose trust established under the laws of the state of Illinois pursuant to a Declaration of Trust (the “Declaration”) between the Trust and the First National Bank of Chicago, as Trustee (the “Trustee”). The Trust was created for the sole purpose of the issuance and sale of a single class of Zero Coupon Certificates (the “Certificates”). The assets of the Trust consist of a Promissory Note (a “Loan Note”) from the Government of Israel (“Israel”). The Loan Note is backed by a full faith and credit guaranty (the “Guaranty”) issued by the United States of America, acting through the Defense Security Assistance Agency of the Department of Defense (the “DSA”), of the due and punctual payment of 90% of all payments of principal and interest due on the Loan Note (the “Guaranteed Portion”) and a security interest in certain collateral, consisting of non-callable securities issued or guaranteed by the United States Government, sufficient to pay the remaining 10% of all payments of principal and interest due on the Loan Note (the “Unguaranteed Secured Portion”). The Loan Note and Certificates will not be subject to prepayment or acceleration.

In connection with the issuance of the Certificates, underwriting discounts of approximately $11,150,000 and a portion of the total offering expenses of approximately $2,616,000 associated with the offering of the Trust and the simultaneous offerings of Government Trust 1-A through 1-C, each similar in organization and operation to the Trust, were paid out of the proceeds to the Trust.

2.	LOAN NOTE

The Loan Note in the original principal amount of $1,300,000,000 evidences a loan made by the Trust to Israel subject to the terms and conditions of a Loan Agreement (the “Loan Agreement”) dated as of September 29, 1988 between the Trust and Israel. The Loan Note is carried at amortized cost in the Balance Sheet because of the Trust’s intent and ability to hold the Loan Note to maturity. The proceeds from the Loan Note were used to prepay certain loans made to Israel from the Federal Financing Bank. Semi-annual payments of interest at an annual rate of 9.7450% are due on the Loan Note on each May 3 and November 3 (each a “Note Payment Date”). Scheduled principal payments are due on each Note Payment Date as follows:

Payment Date	Principal Payment	Payment Date	Principal Payment
May 3, 2004	$39,034,000	May 3, 2009	$92,701,000
November 3, 2004	39,693,000	November 3, 2009	93,710,000
May 3, 2005	37,298,000	May 3, 2010	41,800,000
November 3, 2005	33,951,000	November 3, 2010	47,368,000
May 3, 2006	33,951,000	May 3, 2011	47,368,000
November 3, 2006	39,761,000	November 3, 2011	29,248,000
May 3, 2007	40,051,000	May 3, 2012	22,773,000
November 3, 2007	67,844,000	November 3, 2012	16,877,000
May 3, 2008	89,940,000	May 3, 2013	16,877,000
November 3, 2008	93,710,000	November 3, 2013	16,864,000

The Government of the United States, acting through the DSAA, has agreed to guarantee the repayment of the Guaranteed Portion due to the Trust under the Note. Israel has agreed to pledge certain collateral as security for the repayment of the Unguaranteed Secured Portion, as more fully described in Note 4. The estimated fair value of the Loan Note approximates the fair value of the Certificates. The estimated fair value of the Certificates at December 31, 2003 was approximately $1.2 billion. The estimate of the fair value of the Certificates is based upon the present values of the cash flows using risk-adjusted spreads to the U.S. Treasury curve.

Although management of the Trust is not aware of any factor that would significantly affect the estimated fair value of the Loan Note or the Certificates, the Loan Note and the Certificates have not been revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amount presented herein.

3.	THE ZERO COUPON CERTIFICATES

On September 29, 1988, the Trust issued 51 separate series of Certificates, Class 1-D. Thirty-one of such series of Certificates matured prior to December 31, 2003. Each of the remaining series of Certificates will mature on one of the semiannual certificate payment dates from May 15, 2004 to November 15, 2013 (each, a “Maturity Date”). Scheduled distributions are due on the Maturity Dates as follows:

Maturity Date	Distribution Amount	Maturity Date	Distribution Amount
May 15, 2004	$84,840,125	May 15, 2009	$113,421,718
November 15, 2004	83,598,657	November 15, 2009	109,917,338
May 15, 2005	79,271,104	May 15, 2010	53,444,833
November 15, 2005	74,108,158	November 15, 2010	56,977,695
May 15, 2006	72,455,169	May 15, 2011	54,671,466
November 15, 2006	76,612,179	November 15, 2011	34,245,236
May 15, 2007	74,966,316	May 15, 2012	26,346,224
November 15, 2007	100,809,333	November 15, 2012	19,341,464
May 15, 2008	119,602,178	May 15, 2013	18,519,765
November 15, 2008	118,993,224	November 15, 2013	17,685,066

Each of the Certificates evidences an undivided fractional interest in the Trust, and represents the right to receive a portion of the semiannual payments due on the Loan Note held by the Trust.

4.	THE COLLATERAL

In accordance with the Collateral Depository Agreement (the “Depository Agreement”) between Israel, the Trustee, and Chase Manhattan Bank, as depository (the “Depository”), and in order to provide security for the payment of the Unguaranteed Secured Portion, Israel has pledged certain collateral, consisting of non-callable securities issued or guaranteed by the United States Government (together with the proceeds thereof, the “Collateral”). The Collateral is of such amounts and has such payment dates as to enable the Trustee to receive on or immediately prior to each semiannual Maturity Date an amount sufficient to pay the Unguaranteed Secured Portion if timely payment on the Loan Note has not been received by the related Note Payment Date. All of the Collateral was deposited with the Depository on the date that the loans evidenced by the Loan Note were made by the Trust to Israel.

5.	THE TRUSTEE

Pursuant to the Declaration, the Trustee established a separate trust account for the Trust. All payments received with respect to the Loan Notes, the Guaranty and any relevant Collateral are deposited in the trust account for the benefit of the holders of the Certificates after deducting fees of the Trustee and any additional expenses of the Trust. Any excess funds remaining in the trust account after the payment of principal on the Certificates will revert back to Israel to the extent such funds were provided by Israel but not needed for the above purpose.

6.	INCOME TAXES

The Trust is classified as a Grantor Trust and will not be subject to Federal income taxes. Each Certificateholder will be treated for Federal income tax purposes as the owner of a pro rata undivided fractional interest in the assets held by the Trust. The difference between the financial reporting and income tax bases of the Trust’s assets and liabilities is not significant.

7.	FINANCIAL HIGHLIGHTS

The following are the financial highlights of the Trust for the year ended December 31, 2003:

Ratios to average net assets:
Income	9.82%
Expenses	0.01%
Total return	10.82%

Ratios to average net assets represent certificate owners’ share of Trust’s income and expenses. The average net assets are calculated as an average of certificate owners’ periodic balances for the previous twelve months. Total return is calculated for the Trust in its entirety.

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